EXHIBIT 10.2


                  AMENDED CHANGE IN CONTROL SEVERANCE AGREEMENT

         AGREEMENT made as of this 31st day of March, 2003 by and between Insignia Systems, Inc., a Minnesota corporation (the "Company"), and Gary L. Vars (the "Executive").

         WHEREAS, the Company, as a publicly held corporation, recognizes the possibility of a change in control of the Company, and that such possibility and the uncertainty and questions which it may raise could result in Executive leaving the Company or in distraction of Executive in the performance of Executive's duties to the detriment of the Company and its shareholders; and

         WHEREAS, it is in the best interests of the Company and its shareholders to encourage the availability of Executive's services to parties who may in the future acquire control of the Company and to provide an incentive for Executive to remain with the Company during any period of uncertainty leading up to a change in control;

         WHEREAS, based on the foregoing, the Company wishes to provide that, in the event of a change in control of the Company, Executive will receive certain benefits if Executive's employment by the Company ceases for certain reasons within a specified period following the change in control;

         NOW, THEREFORE, in consideration of the foregoing and the provisions of this Agreement, the parties hereto agree as follows:

         1. General Provisions. This Company shall pay Executive a lump sum severance payment if Executive ceases to be employed by the Company within two years following a Change in Control (as defined below) for certain reasons specified in this Agreement. Nothing in this Agreement alters the "at will" nature of Executive's employment by the Company. This means that either before or after a Change in Control, either the Company or the Executive may terminate Executive's employment by the Company, either with or without cause, for any reason or no reason. This Agreement relates only to whether Executive shall be entitled to certain severance payments following cessation of employment. No right to severance payments shall arise under this Agreement unless and until there occurs a Change in Control.

         2. Definition of Change in Control. For purposes of this Agreement, a "Change in Control" shall be considered to occur if any of the following occurs after the date of this Agreement:

         (a) the closing of the sale of all or substantially all of the assets of the Company;

         (b) the closing of a merger, consolidation or corporate reorganization of the Company which results in the stockholders of the Company immediately prior to such event owning less than 50% of the combined voting power of the Company's capital stock immediately following such event;

         (c) the acquisition by any person (or persons who would be considered a group under the federal securities laws) who as of the date of this Agreement own less than 25% of the voting power of the Company's outstanding voting securities, of beneficial ownership of securities representing 40% or more of the combined voting power or the Company's then outstanding securities; or

         (d) the election to the Company's board of directors of persons who constitute a majority of the board of directors and who were not nominated for election by the board of directors as part of a management slate.

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         3.       Amount of Severance Payment. If a Change in Control occurs after the date of this Agreement and Executive subsequently ceases to be employed by the Company prior to the second anniversary of the Change in Control, then the Company shall pay Executive a lump sum severance payment equal to twenty-four (24) months of Executive's gross base salary which was in effect immediately prior to the Change in Control, if (a) the Change in Control is a "hostile takeover" and the Executive ceases to be employed for any reason (including voluntary resignation) other than death or cause (as defined below), or (b) the Change in Control is not a "hostile takeover" and the Executive ceases to be employed due to a reason not precluding payment under Section 4. The Company shall be entitled to deduct from the lump sum severance payment any amounts which the Company is required by law to withhold from such a payment, and the net amount shall be paid to Executive not later than the ten days after employment ceases.

         For purposes of this Section 3 a "hostile takeover" means a Change in Control (a) that is not approved in advance of a public announcement by the Company's Board of Directors or a committee of the Board of Directors authorized by the Board to consider the Change in Control, or (b) in which the acquiring entity is a direct competitor of the Company.

         4. Circumstances in Which Severance Shall Not Be Paid. Notwithstanding the provisions of Section 3(b) above, the Company shall not be obligated to make any lump sum severance payment under this Agreement if, following a Change in Control, Executive ceased to be employed by the Company due to:

         (a)      Executive's death;

         (b) termination of Executive by the Company for Cause (as defined below); or

         (c) resignation by Executive for any reason other than a Good Reason (as defined below).

For purposes of this Section 4, the following defined terms have the meanings indicated:

         "Cause" means termination by the Company of Executive's employment due to:

                  (1)      conviction of a felony;

                  (2) the willful and continued failure of Executive to perform his essential duties; or

                  (3) gross misconduct which is materially injurious to the Company;

provided, however, that the matters referred to in clause (2) or (3) shall not be deemed to constitute "Cause" unless the Company has first given Executive written notice specifying the conduct by Executive that constitutes such failure or gross misconduct and Executive has failed to remedy the same to the reasonable satisfaction of the Company's Board of Directors.

         "Good Reason" shall mean any of the following, unless Executive gives his or her prior written consent:

                  (1) the assignment to Executive of any duties inconsistent with Executive's status or position with the Company, or a substantial reduction in the nature or status of Executive's responsibilities from those in effect immediately prior to the Change in Control;

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                  (2)      a reduction by the Company in Executive's annual base
                           salary in effect immediately prior to the Change in Control;

                  (3) the relocation of the Company's principal executive offices to a location more than fifty miles from Minneapolis, Minnesota or the Company requiring Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with Executive's prior business travel obligations;

                  (4) the failure by the Company to continue to provide Executive with benefits at least as favorable to those enjoyed by Executive under any of the Company's pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, incentive stock options, or savings plans in which Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed at the time of the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled at the time of the Change in Control, provided, however, that the Company may amend any such plan or programs as long as such amendments do not reduce any benefits to which Executive would be entitled upon termination; or

                  (5) any termination of Executive's employment which is not made pursuant to a Notice of Termination satisfying the requirements in Section 5 below.

         5. Notice of Termination. Any termination of Executive's employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with the notice provisions of Section 6. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific facts and circumstances claimed to provide the basis for termination.

         6. Method of Giving Notice. All notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence address of the Executive, or in the case of the Company, to its principal office to the attention of each of the then directors of the Company with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party thereto at any time of any breach by the other party to this Agreement, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement shall be governed by the laws of the State of Minnesota. This Agreement supersedes the original Agreement on this subject matter dated April 11, 2000.

         8. Arbitration of Disputes. Any and all disputes between the parties relating to this Agreement or any alleged breach of this Agreement shall be resolved by binding arbitration held in the

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City of Minneapolis pursuant to the Commercial Arbitration Rules of the American
Arbitration Association before a single arbitrator. In the event that Executive is determined by the arbitrator to be the prevailing party in such an arbitration, the arbitrator shall award Executive, as an additional element of damages, his or her attorneys' fees and legal expenses actually incurred in the enforcement of this Agreement and in the arbitration proceeding. Judgment on the arbitration award may be entered by any court having jurisdiction.

         9. Successors. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:                                                INSIGNIA SYSTEMS, INC.



/s/ Gary L. Vars                                          By: /s/ Scott F. Drill
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Gary L. Vars                                                  Its:  CEO